UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2011

ARCHIPELAGO LEARNING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001—34555	27-0767387
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

3232 McKinney Avenue, Suite 400
Dallas, Texas	75204
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, including area code): (800) 419-3191
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer
On August 5, 2011, Archipelago Learning, Inc. (the “Company”) and Tim McEwen, Chief Executive Officer of the Company, entered into an amendment to Mr. McEwen’s restricted stock agreements related to his performance-based vesting restricted stock (the “restricted stock”). Pursuant to the amendment, (i) if Mr. McEwen terminates or is terminated for any reason other than a termination by the Company for Cause prior to September 1, 2011, he forfeits all unvested restricted stock on the one year anniversary of his termination date; (ii) if Mr. McEwen is terminated prior to September 1, 2012: (x) he forfeits 50% of his unvested restricted stock on the one year anniversary of his termination date; but (y) gets to keep the remainder, which remains subject to vesting; and (iii) if Mr. McEwen is terminated after September 1, 2012, he gets to keep all of his unvested restricted stock, which remains subject to vesting.
The restricted stock remains subject to the same performance hurdles outlined in the original Restricted Stock Agreements for Mr. McEwen. The performance hurdles, include Providence Equity Partners’ achievement of a return on their investment through distributions or sales. The achievement of the performance hurdles are not currently considered to be probable and cannot be estimated at this time.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
On and effective August 3, 2011, the Board of Directors (“Board”) of the Company, approved certain amendments to the Company’s Bylaws (the “Bylaws”). A summary of the amendments to the Bylaws approved by the Board is set forth below:
•	Adjournments: Article II, Section 4 of the Company’s Bylaws was amended to delete the provision on postponement and cancellation of stockholder meetings and replaced with provision on adjournment of meetings.

•	Advance Notice of Business to be Transacted at Meetings of Stockholders: Article II, Section 9 of the Company’s Bylaws was amended to update and clarify the Company’s advance notice provision to (i) clarify that procedures that are triggered when the meeting date is advanced more than 30 days or delayed more than 60 days from the date of last year’s annual meeting also apply to special meetings, as well as annual meetings of stockholders, and that items for business at special meetings must be brought in accordance with Section 2 of Article II of the Bylaws, (ii) specify that public disclosure (not mailing of notice) is the trigger date for notice deadlines for stockholder proposals, and (iii) provide that in the case of special meetings, notice must be provided no later than the close of business on the 10th day following the day on which public disclosure of the date of the special meeting is first given or made.

•	Advance Notification of Director Nominations: Article II, Section 10 of the Bylaws was amended to specify that public disclosure (not mailing of notice) is the trigger date for notice deadlines for stockholder proposals.

•	Meetings by Remote Communication: Article II, Section 12 of the Bylaws was amended to clarify that stockholder meetings by remote communication are permitted.

•	Qualification, Number, Term; Remuneration: Article III, Section 2 of the Bylaws was amended to add death and incapacity to list of events that could cause early expiration of Board service.

•	Removal: Article III, Section 11 of the Bylaws was amended to remove the provision regarding Certificate of Incorporation or Bylaws since there are no other provisions that exist that would provide for an exception.

•	Appointment; Limitations: Article IV, Section 1 of the Bylaws was amended to include additional limitations on committee actions.

•	Date for Determination of Stockholders of Record: Article VII, Section 3 of the Bylaws was amended to clarify that if no record date has been fixed by the Board and prior Board action has been taken for stockholder action by written consent, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting is the close of business on the day on which the Board adopts the resolution taking such prior action as opposed to the first date on which a signed written consent is delivered to the Company.

•	Other Amendments: Certain other non-material technical, conforming and clarifying changes were made throughout the Bylaws.
The foregoing summary is qualified in its entirety by reference to the complete text of the Company’s Bylaws, a copy of which is filed herewith as Exhibit 3.1 and incorporated into this Item 5.03 by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
On and effective August 3, 2011, the Company’s Board of Directors approved amendments to the Company’s existing Executive Code of Ethics (406 Code), which applies to the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and other senior officers of the Company. The amendments approved by the Board include (i) adding a provision to prohibit the Company from extending or maintaining loans or extensions of credit to directors and executive officers of the Company, and (ii) clarifying that requests for waivers to the Executive Code of Ethics should be directed to the Audit Committee.
The foregoing summary is subject to and qualified in its entirety by reference to the full text of the Executive Code of Ethics, a copy of which is attached as Exhibit 14.1 to this Current Report on Form 8-K and which is incorporated by reference into this Item 5.05.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit
No.	Description
3.1	Corporate Bylaws of Archipelago Learning, Inc., as amended August 3, 2011

10.1	First Amendment to the McEwen Restricted Stock Agreements

14.1	Executive Code of Ethics (406 Code) of Archipelago Learning, Inc., as amended August 3, 2011
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2011	ARCHIPELAGO LEARNING, INC.
	By:	/s/ Mark S. Dubrow
		Name:	Mark S. Dubrow
		Title:	Chief Financial Officer